Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-231146

Supplement, dated August 13, 2020
to Supplement, dated August 15, 2019

to Prospectus Supplement, dated May 16, 2019

(to Prospectus, dated April 30, 2019)

Up to 9,500,000 Shares

Common Stock

This supplement (this “Supplement”) is being filed to update, amend and supplement certain information in the prospectus of Main Street Capital Corporation (the “Company”) dated April 30, 2019 (the “Prospectus”), as supplemented by the prospectus supplement dated May 16, 2019 (including any documents incorporated by reference therein, the “Original Prospectus Supplement”), as further supplemented by that prospectus supplement dated August 15, 2019 (together with the Original Prospectus Supplement, the “Prospectus Supplement”) and from time to time including hereby, relating to the offer and sale of up to 9,500,000 shares of the Company’s common stock, par value $0.01 per share, from time to time (i) through the Sales Agents in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or similar securities exchange or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices or (ii) directly to one or more of the Sales Agents, as principal for its own respective account, at a price agreed upon at the time of sale. This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus. This Supplement is only intended to update, amend and supplement certain information in the Prospectus Supplement to the extent set forth in the following paragraph. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

On August 13, 2020, the Company entered an amendment (the “Amendment”) to the equity distribution agreement, dated as of May 16, 2019 (as amended on May 14, 2020, the “Equity Distribution Agreement”), with BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”), and Truist Securities, Inc.,  pursuant to which Truist Securities, Inc. succeeded to and assumed all the rights and obligations of BB&T under the Equity Distribution Agreement and replaced BB&T as a Sales Agent thereunder. Accordingly, all references to “BB&T Capital Markets, a division of BB&T Securities, LLC” and “BB&T Capital Markets” in the Prospectus Supplement shall hereafter be deemed to be deleted and replaced with references to “Truist Securities, Inc.” and “Truist Securities”, respectively.  As a result of the events described above, all references in the Prospectus Supplement to a “Sales Agent” or the “Sales Agents” shall hereafter be deemed to exclude BB&T but to include Truist Securities, Inc., and all references in the Prospectus Supplement to the “equity distribution agreement” with BB&T as a Sales Agent shall be deemed to mean the Equity Distribution Agreement, as amended to date, including by the Amendment.

The address of Truist Securities, Inc. is 3333 Peachtree Road NE, 11th Floor, Atlanta, GA 30326. In addition, similar to the other Sales Agents, Truist Securities, Inc. or its affiliates act as a lender under our Credit Facility. Certain of the net proceeds from the sale of our common stock, not including selling compensation, may be paid to Truist Securities, Inc., the other Sales Agents and/or their affiliates in connection with the repayment of debt owed under our Credit Facility. As a result, Truist Securities, Inc., the other Sales Agents and/or their affiliates may receive more than 5% of the net proceeds of this offering, not including selling compensation.

Investing in our common stock involves a high degree of risk, and should be considered highly speculative. See “Risk Factors” beginning on page S-9 of the Original Prospectus Supplement and page 11 of the accompanying Prospectus, in our most recently filed Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and under similar headings in the other documents that we file with the SEC on or after the date hereof and that are incorporated by reference into the Prospectus Supplement and the accompanying Prospectus, as further supplemented from time to time, before investing in our common stock.